Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

AMERICAN ASSETS TRUST, L.P.

This is to certify that the undersigned does hereby form a limited partnership (the "Partnership") pursuant to the Maryland Revised Uniform Limited Partnership Act (the "Act") as of the 16th day of July, 2010, as follows:

FIRST:        The name of the Partnership is:

American Assets Trust, L.P.

SECOND:    The address of the principal office of the Partnership in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

THIRD:        The name and address of the resident agent of the Partnership in the State of Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, MD 21201.

FOURTH:    The name and business address of the sole general partner of the Partnership are:

American Assets Trust, Inc.
11455 El Camino Real, Suite 200
San Diego, California 92130.

FIFTH:        The Partnership shall have a perpetual existence, unless dissolved in accordance with the partnership agreement of the Partnership, as amended and in effect from time to time, and subject to the provisions of the Act.

SIXTH:        No limited partner and no other holder of an interest in the Partnership shall be entitled to exercise any of the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statue in connection with a merger of the Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first written above.

GENERAL PARTNER:
American Assets Trust, Inc.
By:	/s/ Ernest Rady
Ernest Rady, Executive Chairman